ACTION BY BOARD OF FAR WEST GOLD, INC.

WITHOUT A MEETING

     The following are resolutions duly adopted by the Board of Directors of Far West Gold, Inc. (the "Corporation"), a Utah corporation, pursuant to Utah Revised Business Corporation Act which allows the adoption of resolutions by the unanimous consent of directors without a meeting.

     The following resolutions are adopted effective this 29th day of August, 1995.

     Whereas, Ronald L. Poulton, has represented the Corporation in numerous transactions, tax matters and business and has been paid no compensation for any of the above services during the past several years, be it,

     RESOLVED, the Corporation shall issue 20,000,000 shares of Far West Gold, Inc. to Ronald L. Poulton, which stock shall be issued to him fully paid and non-assessable in consideration for his release of the Corporation from all liability to him in connection with the above mentioned services.

     RESOLVED FURTHER, that Matthew D. Taylor, Secretary of the Corporation, instruct the transfer agent for the Corporation to issue the certificate for shares as set forth above.

     Adopted effective this 29th day of August, 1995.

                                                  /s/ Rudolph M. Miller
                                                  ---------------------
                                                  Rudolph M. Miller, Director

                                                  /s/ Clinton Shurtleff
                                                  ---------------------
                                                  Clinton Shurtleff, Director

                                                  /s/ Matthew D. Taylor
                                                  ---------------------
                                                  Matthew D. Taylor, Director

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